                                                                       EXHIBIT 5



                           JONES, DAY, REAVIS & POGUE


                           3500 ONE PEACHTREE CENTER


                              303 PEACHTREE STREET


                               ATLANTA, GA 30308



                               December 20, 1996



Nextel Communications, Inc.


1505 Farm Credit Drive


McLean, Virginia 22102



Gentlemen:



     We have acted as counsel to Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration of 11,963,877 shares of Common Stock, $.001 par value per share, of the Company (the "Shares"), to be issued by the Company pursuant to a Registration Statement on Form S-4 (File No. 333-17173) (the "Registration Statement"), filed with the Securities and Exchange Commission to which this opinion appears as Exhibit 5.



     We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:



        The Shares have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.



     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to this Firm under the heading "Certain Legal Matters" in the Prospectus constituting part of the Registration Statement.



                                          Sincerely,



                                          /s/  JONES, DAY, REAVIS & POGUE


                                          JONES, DAY, REAVIS & POGUE